News Release	For Immediate Release
Contact: Jeff Laudin	October 21, 2015
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Third Quarter 2015 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, today reported third quarter results.

Highlights:

•	GAAP diluted EPS were $0.52 compared with $0.92 in 2014. Adjusted diluted EPS, before restructuring and impairment charges, were $1.39, as compared with $1.92 in 2014 before refinancing charges.

•	Revenues of $633 million were down 17% from 2014 with foreign exchange representing about half of the decline.

•
Operating income was $37 million ($61.0 million before charges); foreign exchange impact was $(6.0) million year-over-year. Operating income was 5.9% of net sales. Excluding restructuring and impairment charges, operating income was 9.6% of net sales, compared with 11.5% in 2014.

•
The previously announced restructuring initiative is proceeding as planned with overhead reductions, plant consolidations and other cost actions on track. Completion of most activities is expected by year-end; estimated annualized benefit has increased to $30 million from $19 million.

•
$8.8 million of pre-tax restructuring expense was recognized during the quarter. In addition, the annual impairment testing of trade names and goodwill resulted in pre-tax impairment charges of $15.2 million.

•	Repurchased 247,000 of Company shares during quarter for $27.2 million.

•	Completed acquisition of American Galvanizing on September 30.

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com

Summarized Financial Info.	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
($ in thousands, except per share data)	26-Sep-15	27-Sep-14	26-Sep-15	27-Sep-14
Net Sales	$ 632,575	$ 765,668	$1,985,096	$2,360,007
Operating Income - GAAP	37,012	87,803	148,695	291,427
Operating Income - Adjusted *	61,012	87,803	187,738	291,427
Net Earnings - GAAP	12,066	23,559	70,678	143,515
Net Earnings - Adjusted *	32,176	49,088	100,678	172,545

Diluted EPS - GAAP Earnings	$ 0.52	$ 0.92	$ 3.00	$ 5.43
Diluted EPS - Adjusted Earnings *	$ 1.39	$ 1.92	$ 4.28	$ 6.53

Average Shares Outstanding - Diluted	23,170	25,513	23,534	26,439

* Please see Reg. G reconciliation table on last page.

“The end-market challenges of weak agricultural commodity prices and reduced mining and energy driven demand, along with unfavorable currency translation, persisted during the quarter,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Our goal in this environment remains to drive earnings improvement next year despite continued difficult market conditions. During the quarter, we continued our restructuring efforts and are on track to complete most initiatives by year-end. We now expect annualized cost savings from restructuring and cost reduction actions to approximate $30 million per year, compared to our prior expectations of $19 million in annualized savings.”

Restructuring Plan Update

Third quarter progress on the Company’s 2015 restructuring efforts entailed numerous actions to streamline management structure, consolidate production to lower cost facilities and reduce overhead. The major actions that took place during the quarter were as follows: In the Engineered Infrastructure Products Segment, overhead reductions occurred in all geographic regions, plant consolidations took place in access systems in Australia and a small facility in China was closed. In the Coatings segment, the idling of one Australian facility was completed.

The total restructuring costs incurred during the third quarter for the above actions, plus other restructuring activities, were $8.8 million pre-tax. The restructuring charges comprised of $5.5 million of cash expenses and $3.3 million of non-cash asset impairments. As part of the Company’s annual impairment testing of intangible assets, during the third quarter, a pre-tax, non-cash impairment charge of $15.2 million was recorded on certain intangible assets, including a $10.2 million impairment of certain intangible assets in the Coatings Segment.

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com

Third Quarter Segment Review

Engineered Infrastructure Products Segment (41% of 3rd Quarter Sales)
Engineered structures and components for global lighting and traffic, wireless communication, roadway safety, offshore structures and access systems applications.

Third quarter sales were $259.9 million, compared to $294.9 million in 2014, of which currency translation represented $30.0 million of the decline.

In North America, sales of lighting and traffic products increased due to the acquisition of Shakespeare, a composite structures manufacturer, in October, 2014. Wireless communication structure sales were lower due a major carrier’s absence from the market.

In Europe, lighting and traffic structure sales declined slightly in local currency reflecting continued restraint in government investment in infrastructure due to general economic conditions in the region. Offshore structure sales were lower as investments in the energy sector were curtailed. A customer’s delayed introduction of larger next-generation wind turbines also pushed out offshore structure deliveries into next year.

In the Asia-Pacific region, an increase in wireless communication structure sales benefitting from China’s investment in its 4G wireless technology rollout was more than offset by engineered access system sales declines due to lower oil and gas investment in the region and a reduction of new investment in the Australian mining sector.

Operating income was $14.2 million, or 5.4% of segment sales, (9.1% before charges) compared with $33.2 million or 11.3% of segment sales in 2014, (included approximately $4.0 million reversal of a contingent purchase price provision related to the 2013 acquisition of Locker). Volume deleverage, impairment and restructuring charges and currency translation effects accounted for most the decline.

Utility Support Structures Segment (26% of 3rd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $164.7 million were 9% lower than 2014, due to the revenue impact of lower steel costs, modest volume declines and continued competitive pricing. International sales were comparable with last year.

In North America, utility investment in transmission this year, in some cases favored capital deployment to coal plant retirements required by the EPA.

Segment operating income declined to $14.5 million or 8.8% of segment sales, (9.5% excluding charges). Operating income as a percent of sales was 9.4% in 2014.

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com

Coatings Segment (12% of 3rd Quarter Sales)
Global galvanizing, painting and anodizing services.

Global Coatings Segment sales of $76.2 million were 12% lower than last year. Sales declined in Australia due to reduced volumes related to mining and energy development projects. In North America, both custom and internal irrigation volumes declined. Custom volumes were slightly lower mostly due to weaker demand from agricultural customers.

Operating income was $3.1 million, ($14.2 million, or 18.6% of net sales excluding restructuring and impairment costs of $11.0 million), operating income was 20.2% of net sales last year.

During the quarter, the Company completed the acquisition of American Galvanizing, located in Folsom, New Jersey. This operation provides an important galvanizing presence for Valmont in the Northeast U.S. for both custom and internal volumes.

Irrigation Segment (18% of 3rd Quarter Sales)
Agricultural irrigation equipment and related parts and services worldwide.

Irrigation Segment sales fell 36% to $112.2 million due to the absence this year of approximately $25 million in sales to replace and repair storm damaged machines that were included in last year’s sales of $174.3 million, and the impact on demand of lower global farm income. In North America, favorable growing conditions lowered operating run-times on irrigation equipment, also reducing demand for aftermarket parts. Sales declined in international markets, due to currency translation effects and reduced volumes, particularly in South America.

Operating income was $10.5 million or 9.4% of segment sales, primarily reflecting lower sales volume and related manufacturing and SG&A deleverage.

Outlook:

“At this time, we are not expecting the current market environment to improve and our immediate focus remains on aligning our cost structure through the planned restructuring activities, but still investing in product line development to strengthen our leading market positions. We expect a meaningful improvement in 2016 earnings,” said Mr. Bay.

An audio discussion of Valmont’s third quarter results will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 66187261 or via Webcast at 8:00 a.m. CDT October 22, 2015 at https://engage.vevent.com/rt/valmontindustries_ao~102215.  A replay is available through the above link or by telephone (855-859-2056 or 404-537-3406, Conference ID#: 66187261) beginning October 22, 2015 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 29, 2015.

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	26-Sep-15	27-Sep-14	26-Sep-15	27-Sep-14
Net sales	$ 632,575	$ 765,668	$ 1,985,096	$ 2,360,007
Cost of sales	475,824	566,168	1,493,343	1,733,048
Gross profit	156,751	199,500	491,753	626,959
Selling, general and administrative expenses	104,539	111,697	327,858	335,532
Impairment of goodwill and intangible assets	15,200	-	15,200	-
Operating income	37,012	87,803	148,695	291,427
Other income (expense)
Interest expense	(11,120)	(8,716)	(33,480)	(25,217)
Interest income	905	1,477	2,395	4,793
Costs related to refinancing of debt	-	(38,705)	-	(38,705)
Other	(1,230)	(2,344)	(242)	(6,253)
	(11,445)	(48,288)	(31,327)	(65,382)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	25,567	39,515	117,368	226,045
Income tax expense	12,018	14,226	42,873	78,311
Earnings before equity in earnings of
nonconsolidated subsidiaries	13,549	25,289	74,495	147,734
Equity in earnings of nonconsolidated subsidiaries	-	(4)	-	(34)
Net earnings	13,549	25,285	74,495	147,700
Less: Earnings attributable to non-controlling interests	(1,483)	(1,726)	(3,817)	(4,185)
Net earnings attributable to Valmont Industries, Inc.	$ 12,066	$ 23,559	$ 70,678	$ 143,515

Average shares outstanding (000's) - Basic	23,057	25,287	23,420	26,208
Earnings per share - Basic	$ 0.52	$ 0.93	$ 3.02	$ 5.48

Average shares outstanding (000's) - Diluted	23,170	25,513	23,534	26,439
Earnings per share - Diluted	$ 0.52	$ 0.92	$ 3.00	$ 5.43

Cash dividends per share	$ 0.375	$ 0.375	$ 1.125	$ 1.000

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	26-Sep-15	27-Sep-14	26-Sep-15	27-Sep-14

Net sales
Engineered Infrastructure Products	$ 259,869	$ 294,899	$ 759,331	$ 827,713
Utility Support Structures	164,684	181,185	503,954	608,942
Coatings	76,200	86,735	226,654	254,063
Infrastructure products	500,753	562,819	1,489,939	1,690,718

Irrigation	112,205	174,288	420,502	606,938
Other	42,285	60,838	146,547	181,226
Less: Intersegment sales	(22,668)	(32,277)	(71,892)	(118,875)
Total	$ 632,575	$ 765,668	$ 1,985,096	$ 2,360,007

Operating Income
Engineered Infrastructure Products	$ 14,154	$ 33,200	$ 43,560	$ 75,534
Utility Support Structures	14,505	16,975	40,261	76,107
Coatings	3,145	17,554	22,006	47,260
Infrastructure products	31,804	67,729	105,827	198,901

Irrigation	10,539	26,888	60,655	111,507
Other	3,886	6,211	16,757	23,104
Corporate	(9,217)	(13,025)	(34,544)	(42,085)
Total	$ 37,012	$ 87,803	$ 148,695	$ 291,427

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, and industrial fasteners are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	26-Sep-15	27-Sep-14
ASSETS
Current assets:
Cash and cash equivalents	$ 312,851	$ 452,218
Accounts receivable, net	501,403	570,810
Inventories	368,290	384,645
Prepaid expenses	52,208	64,673
Refundable and deferred income taxes	44,736	64,438
Total current assets	1,279,488	1,536,784
Property, plant and equipment, net	543,235	616,552
Goodwill and other assets	666,978	709,385
	$ 2,489,701	$ 2,862,721

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 1,099	$ 188
Notes payable to banks	1,496	17,863
Accounts payable	186,581	209,996
Accrued expenses	175,028	187,942
Dividend payable	8,649	9,299
Total current liabilities	372,853	425,288
Long-term debt, excluding current installments	764,823	768,611
Other long-term liabilities	286,248	310,136
Shareholders' equity	1,065,777	1,358,686
	$ 2,489,701	$ 2,862,721

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) and dollars in thousands

	Year to Date	Year to Date
	26-Sep-15	27-Sep-14
Cash flows from operating activities
Net Earnings	$ 74,495	$ 147,700
Depreciation and amortization	70,859	64,460
Impairment of assets - restructuring activities	12,659	-
Impairment of goodwill and trade names	15,200	-
Change in working capital	8,637	(121,404)
Other	972	(8,059)
Net cash flows from operating activities	182,822	82,697

Cash flows from investing activities
Purchase of property, plant, and equipment	(34,447)	(63,412)
Acquisitions, net of cash acquired	-	(137,438)
Other	9,236	5,099
Net cash flows from investing activities	(25,211)	(195,751)

Cash flows from financing activities
Proceeds from long-term borrowings	37,000	652,540
Principal payments on long-term borrowings	(37,878)	(357,059)
Purchase of treasury shares	(148,220)	(316,296)
Dividends paid	(26,708)	(23,357)
Other	(14,420)	969
Net cash flows from financing activities	(190,226)	(43,203)
Effect of exchange rates on cash and cash equivalents	(26,113)	(5,231)
Net change in cash and cash equivalents	(58,728)	(161,488)
Cash and cash equivalents - beginning of year	371,579	613,706
Cash and cash equivalents - end of period	$ 312,851	$ 452,218

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)
The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (2) goodwill and trade name impairment charges, and (3) the non-cash after-tax loss or gain associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at September 26, 2015, and September 27, 2014, (b) operating income of restructuring costs, and (c) segment operating income of restructuring costs. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Third Quarter Ended Sept. 26, 2015	Diluted earnings per share	Year-to-Date Sept. 26, 2015	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 12,066	$ 0.52	$ 70,678	$ 3.00

Restructuring expenses - after tax	6,310	0.27	16,634	0.71

Impairment of goodwill and trade names - after tax	13,370	0.58	13,370	0.57

Fair market value adjustment, Delta EMD - after-tax	430	0.02	(4)	NM

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 32,176	$ 1.39	$ 100,678	$ 4.28
Average shares outstanding (000's) - Diluted		23,170		23,534

	Third Quarter Ended Sept. 27, 2014	Diluted earnings per share	Year-to-Date Sept. 27, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 23,559	$ 0.92	$ 143,515	$ 5.43

Costs related to refinancing of debt - after tax	24,171	0.95	24,171	0.91

Fair market value adjustment, Delta EMD - after-tax	1,358	0.05	4,859	0.18

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 49,088	$ 1.92	$ 172,545	$ 6.53
Average shares outstanding (000's) - Diluted		25,513		26,439

Operating Income Reconciliation	Third Quarter Ended Sept. 26, 2015	Year-to-Date Sept. 26, 2015
Operating income - as reported	$ 37,012	$ 148,695

Restructuring expenses - before tax	8,800	23,843

Impairment of goodwill and trade names - before tax	15,200	15,200

Adjusted Operating Income	$ 61,012	$ 187,738

Net Sales	632,575	1,985,096

Operating Income as a % of Sales	5.9%	7.5%

Adjusted Operating Income as a % of Sales	9.6%	9.5%

	For the Third Quarter Ended Sept. 26, 2015
Segment Operating Income Reconciliation	Engineered Infrastructure Products	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income - as reported	$ 14,154	$ 14,505	$ 3,145	$ 10,539	$ (5,331)

Restructuring expenses - before tax	4,568	1,159	806	52	2,215

Impairment of goodwill and trade names - before tax	5,000	-	10,200	-	-

Adjusted Operating Income	$ 23,722	$ 15,664	$ 14,151	$ 10,591	$ (3,116)

Net sales	259,869	164,684	76,200	112,205

Operating Income as a % of Sales	5.4%	8.8%	4.1%	9.4%	NM

Adjusted Operating Income as a % of Sales	9.1%	9.5%	18.6%	9.4%	NM
NM - Not Meaningful

Valmont Industries, Inc. w One Valmont Plaza w Omaha, Nebraska 68154 U.S.A. w www.valmont.com